HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS SECOND-QUARTER 2019 FINANCIAL RESULTS

•	Strong 2Q results achieve high end of guidance for net sales, operating profit and EPS

•	For full-year outlook, company expects to achieve the midpoint of guidance or higher

•	2Q net sales of $1.76 billion increased 3% with in-line Innerwear results, double-digit Activewear growth, and better-than-expected International growth

•	2Q GAAP EPS of $0.42 increased 8% and adjusted EPS of $0.45 consistent with a year ago

•	2Q operating cash flow more than doubled to $137 million

WINSTON-SALEM, N.C. (Aug 1, 2019) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced strong second-quarter 2019 results with net sales, operating profit and earnings per diluted share achieving the high end of company guidance.

For the second quarter ended June 29, 2019, net sales increased 3% to $1.76 billion. In constant currency, net sales increased 5%, the eighth consecutive quarter of organic constant-currency sales growth. Innerwear segment sales met expectations, Activewear segment sales increased more than 10%, as expected, and International sales growth of 4% exceeded expectations. Global sales of Champion brand activewear and innerwear increased more than 50%, excluding the U.S. mass channel.

Second-quarter GAAP operating profit increased 6% to $234 million, while adjusted operating profit increased 1% to $247 million. GAAP diluted earnings per share of $0.42 increased 8%, and adjusted EPS of $0.45 was the same as a year ago. (See the Note on Adjusted Measures and Reconciliation to GAAP Measures section later in this news release for additional discussion and details.)

“Our successful growth strategies drove strong second-quarter results and first-half momentum, including outstanding Champion brand growth, very effective product innovation, international growth, and continued consumer-direct sales growth,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “This momentum combined with our second-half plans and visibility gives us confidence in our ability to achieve full-year guidance at the midpoint or higher. Champion bookings remain strong, additional product innovation is planned, the outlook for International contributions remains positive, and our operating margin is expanding. We are solidly on track to meet our cash flow and debt leverage goals.”

HanesBrands Reports Second-Quarter 2019 Financial Results - Page 2

Callouts for Financial Results and Outlook

Strong Second-Quarter Results Achieved the High End of Company Guidance. The expectations contained in company guidance for the second quarter were net sales of $1.735 billion to $1.765 billion; GAAP operating profit of $223 million to $233 million, with adjusted operating profit of $238 million to $248 million; and GAAP EPS of $0.40 to $0.42, with adjusted EPS of $0.43 to $0.45.

Global Champion Sales Growth Exceeded Expectations, Increasing More Than 50% Outside the Mass Channel. Sell-through strength at existing accounts, expanded wholesale distribution, increased consumer-direct sales, successful product offerings, and channel segmentation drove the eighth consecutive quarter of strong double-digit growth for global Champion outside the mass channel.

Champion growth in the second quarter was widespread across geographies, including North America, Europe, Asia and Australia. In China, the company’s retail partner is adding Champion branded stores, and the company has added a second retail partner to accelerate expansion of stores and online sales in 2020.

Worldwide Innovate-to-Elevate Initiatives are Increasing. The company is expanding existing innovation platforms into new product categories and geographies and is introducing new product innovation.

Innerwear initiatives are underway or planned for the Hanes, Maidenform, Bali, DIM and Bonds brands. They include new product launches in bras, cooling innovation in shapewear, compression innovation in hosiery, and the second-generation X-Temp cooling fabric. The bra launches include the EasyLight lightweight bra that uses innovation for barely there comfort without compromising support and the Dream Wire bra that utilizes uniquely padded underwire innovation for comfort.

Champion is taking advantage of new graphic embellishment techniques and leveraging its heritage reverse-weave fabric innovation for new products, including the introduction of sports bras made with comfortable sweatshirt fabric. The company also continues to complement its worldwide product portfolios with eco-related fabrications and packaging. The Hanes, Alternative, Champion, Bonds and DIM brands have introduced innerwear or activewear products utilizing recycled yarns, recycled polyester, organic cotton, or cellulose-based fabrics.

Double-Digit Growth for Domestic and International Consumer-Directed Sales. Global consumer-directed sales, consisting of company-owned retail stores and all online channel sales, increased 8% on a reported basis in the second quarter and represented 23% of total sales.

Second-Quarter Cash Flow More Than Doubled and Debt Leverage Declined. Cash flow from operations more than doubled to $137 million in the quarter as a result of improved working capital and net income growth. The company’s debt leverage at the end of the quarter was 3.5 times adjusted EBITDA, down from 3.9 times at the end of the year-ago quarter. The company remains on track to reduce leverage to 2.9 times adjusted EBITDA by the end of the year.

HanesBrands Reports Second-Quarter 2019 Financial Results - Page 3

Second-Quarter Business Segment Summaries

Innerwear Segment Results Consistent with Expectations. U.S. Innerwear segment net sales decreased 2% in the second quarter, while operating profit decreased 6%.

Sales of Innerwear basics decreased 2% in the quarter as expected. Sales of Innerwear intimates declined less than 3% in the quarter, improving sequentially from the first quarter. Intimates performance reflected continued double-digit growth for shapewear and progress in the company’s bra revitalization initiative.

Activewear Segment Sales and Profits Increased Double-Digits on Strong Champion Growth. U.S. Activewear segment second-quarter net sales increased more than 10% and operating profit increased nearly 20%. Operating margin increased 120 basis points to 15.3%.

Sales for Champion outperformed expectations. Outside the mass channel, Champion sales increased more than 50% as a result of strong sell-through, space expansion, new distribution and growth in the consumer-directed, bookstore and distributor channels. The brand’s mass business, C9 by Champion, increased 8% on strong sell-through.

For the non-Champion portion of the segment, second-quarter sales declined, as expected, as the company exited commodity-oriented business in the mass channel and continues to focus on remixing sales to improve profitability.

International Segment Growth Continues to be Broad-Based. International segment net sales increased 4% as reported and more than 10% in constant currency. Operating profit increased 6% as reported and 12% in constant currency. The segment’s operating margin increased 20 basis points to 14.3% on the strength of increased volume and integration synergies.

The innerwear and activewear categories delivered growth internationally. Geographically, constant-currency sales increased by double-digits in Europe and Asia and high-single-digits in Australia.

2019 Financial Guidance

In reiterating its full-year 2019 financial guidance issued Feb. 7, 2019, the company expressed confidence in its ability to achieve net sales at the midpoint or higher and operating profit and EPS at the midpoint. The company has also issued guidance for the third quarter.

The company expects 2019 net sales of $6.885 billion to $6.985 billion, GAAP operating profit of $900 million to $930 million, adjusted operating profit of $955 million to $985 million, GAAP EPS of $1.59 to $1.67, adjusted EPS of $1.72 to $1.80, and net cash from operations of $700 million to $800 million.

At the midpoint, the 2019 guidance versus 2018 results represents net sales growth of approximately 2%; GAAP and adjusted operating profit growth of 5% and 2%, respectively; GAAP and adjusted EPS growth of 7% and 3%, respectively; and operating cash flow growth of 17%.

HanesBrands Reports Second-Quarter 2019 Financial Results - Page 4

For the third quarter, net sales are expected to be in the range of $1.84 billion to $1.875 billion, up slightly at the midpoint versus a year ago. GAAP operating profit is expected to be $264 million to $274 million, and adjusted operating profit is expected to be $276 million to $286 million. GAAP EPS is expected to be $0.49 to $0.52, and adjusted EPS is expected to be $0.52 to $0.55.

Guidance Assumptions. Key assumptions in the company’s guidance include: a cautious outlook for the U.S. brick-and-mortar retail market, including the effect of door closures; continued progress in U.S. Innerwear revitalization initiatives; price increases; negative effects of currency exchange rates; and increased marketing investment to support brand plans.

Organic sales in constant currency for 2019 are expected to increase more than 3% at the midpoint of full-year guidance and 1.5% at the midpoint of third-quarter guidance. Adverse foreign currency exchange rates are expected to reduce net sales as reported by approximately $115 million for the full year and $20 million in the third quarter. For operating profit, adverse foreign currency exchange rates are expected to reduce full-year results as reported by $17 million compared with last year. The company has increased its plans for added brand-building and growth-related investment versus last year by $7 million. The company now expects increased investment this year of $32 million versus prior guidance of $25 million.

Segment Guidance. At the midpoint of full-year guidance, International segment net sales are expected to increase approximately 6% and constant-currency organic sales are expected to increase more than 10%. Growth drivers are expected to be Champion sales growth in Asia and Europe and increased innerwear sales in Asia, Australia and the Americas, including the Hanes and Bonds brands. For the third quarter, International segment net sales on a reported basis are expected to increase approximately 3.5% and nearly 7% on a constant-currency basis.

U.S. Innerwear net sales at the midpoint of guidance for both the full year and third quarter are expected to decrease approximately 2%, reflecting a cautious outlook for the impact from retail door closings and benefits from price increases taken in the first quarter.

U.S. Activewear net sales growth at the midpoint of 2019 guidance is expected to approach 4%. Champion sales outside of the mass channel are expected to increase at double-digit rates each quarter, while the Champion mass business is expected to decrease approximately 10% to 11%. Full-year sales for the remainder of the Activewear segment are expected to decrease as the company focuses on higher-margin products. The company expects margin expansion for the Activewear segment for the year. For the third quarter, Activewear segment sales are expected to be comparable to the prior year.

Additional Guidance. The midpoint of 2019 guidance implies adjusted operating profit margin consistent year over year.

GAAP operating profit in 2019 is expected to reflect approximately $55 million in pretax charges, including $21 million taken in the first quarter and $13 million in the second quarter, related to acquisition integration and other supply chain actions. Approximately $20 million of the full-year charges are expected to be noncash. The charges reflect the completion of all outstanding acquisition integrations as well as Western Hemisphere supply chain realignment that includes speed-to-market initiatives that are part of the revitalization strategy for U.S. Innerwear.

HanesBrands Reports Second-Quarter 2019 Financial Results - Page 5

Hanes expects interest expense and other expenses to be approximately $224 million combined, with an estimated $54 million expected in the third quarter. The company expects capital expenditure investment of approximately $90 million to $100 million. A pension contribution of approximately $26 million made in the first quarter is reflected in operating cash flow guidance.

The company’s priority for use of excess operating cash flow is to pay down debt. The company’s debt leverage on a net-debt-to-adjusted-EBITDA basis is expected to be 2.9 times at year end. Consistent with the company’s seasonality, net cash from operations was a use of $57 million in the first half.

The company expects an annual effective tax rate of approximately 14% and slightly less than 366 million shares outstanding for both the third quarter and full year.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit and margin, adjusted SG&A, adjusted gross profit and margin, EBITDA, adjusted EBITDA, and the ratio of net debt to adjusted EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in 2018 primarily represent acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions taken and expected to be taken in 2019 primarily represent supply chain network changes and overhead reduction as well as completion of outstanding acquisition integration. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges related to the integration of recently acquired businesses. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

HanesBrands Reports Second-Quarter 2019 Financial Results - Page 6

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA, adjusted EBITDA, and the ratio of net debt to adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Net debt is defined as total debt less cash and cash equivalents. These metrics are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses the ratio of net debt to adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. These metrics should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed compared to prior-year reporting periods excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Organic net sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date.

Hanes believes this information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this release.

HanesBrands Reports Second-Quarter 2019 Financial Results - Page 7

Webcast Conference Call

Hanes will host an Internet webcast of its second-quarter investor conference call at 8:30 a.m. EDT today, Aug. 1, 2019. The webcast of the call, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EDT Aug. 8, 2019. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 9255527.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding Champion brand growth, channel disruption and future retail door closures, our outlook for cash flow growth and reduced leverage, and statements following the heading 2019 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects in order to achieve the desired results; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to realize all of the anticipated benefits of acquisitions; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income and Supplemental Financial Information
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 29, 2019	June 30, 2018	% Change	June 29, 2019	June 30, 2018	% Change
Net sales	$1,760,927	$1,715,443	2.7%	$3,348,951	$3,186,947	5.1%
Cost of sales	1,086,248	1,055,487		2,053,396	1,948,070
Gross profit	674,679	659,956	2.2%	1,295,555	1,238,877	4.6%
As a % of net sales	38.3%	38.5%		38.7%	38.9%
Selling, general and administrative expenses	440,662	439,893		913,500	872,756
As a % of net sales	25.0%	25.6%		27.3%	27.4%
Operating profit	234,017	220,063	6.3%	382,055	366,121	4.4%
As a % of net sales	13.3%	12.8%		11.4%	11.5%
Other expenses	8,249	6,570		15,700	12,331
Interest expense, net	46,522	48,430		94,581	94,193
Income before income tax expense	179,246	165,063		271,774	259,597
Income tax expense	25,274	24,430		38,320	39,555
Net income	$153,972	$140,633	9.5%	$233,454	$220,042	6.1%

Earnings per share:
Basic	$0.42	$0.39		$0.64	$0.61
Diluted	$0.42	$0.39		$0.64	$0.61

Weighted average shares outstanding:
Basic	364,637	362,011		364,603	361,944
Diluted	365,537	363,254		365,418	363,245

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and six months ended June 29, 2019 and a comparison to prior year:

	Quarter Ended June 29, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended June 30, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,760,927	$(34,121)	$1,795,048	$1,715,443	2.7%	4.6%
Gross profit	674,679	(18,122)	692,801	659,956	2.2%	5.0%
Operating profit	234,017	(4,387)	238,404	220,063	6.3%	8.3%
Diluted earnings per share	$0.42	$(0.01)	$0.43	$0.39	7.7%	10.3%

As adjusted:[2]
Net sales	$1,760,927	$(34,121)	$1,795,048	$1,715,443	2.7%	4.6%
Gross profit	687,277	(18,122)	705,399	671,039	2.4%	5.1%
Operating profit	246,626	(4,387)	251,013	245,228	0.6%	2.4%
Diluted earnings per share	$0.45	$(0.01)	$0.46	$0.45	—%	2.2%

	Six Months Ended June 29, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Six Months Ended June 30, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$3,348,951	$(79,657)	$3,428,608	$3,186,947	5.1%	7.6%
Gross profit	1,295,555	(41,675)	1,337,230	1,238,877	4.6%	7.9%
Operating profit	382,055	(10,325)	392,380	366,121	4.4%	7.2%
Diluted earnings per share	$0.64	$(0.02)	$0.66	$0.61	4.9%	8.2%

As adjusted:[2]
Net sales	$3,348,951	$(79,657)	$3,428,608	$3,186,947	5.1%	7.6%
Gross profit	1,325,845	(41,675)	1,367,520	1,260,713	5.2%	8.5%
Operating profit	416,037	(10,325)	426,362	410,903	1.2%	3.8%
Diluted earnings per share	$0.72	$(0.02)	$0.74	$0.71	1.4%	4.2%

¹
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results. This calculation excludes entities acquired within the past twelve months.

2	See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 29, 2019	June 30, 2018	% Change	June 29, 2019	June 30, 2018	% Change
Segment net sales:
Innerwear	$678,604	$694,694	(2.3)%	$1,154,549	$1,185,772	(2.6)%
Activewear	448,277	405,785	10.5	853,617	751,910	13.5
International	568,863	545,862	4.2	1,215,043	1,115,749	8.9
Other	65,183	69,102	(5.7)	125,742	133,516	(5.8)
Total net sales	$1,760,927	$1,715,443	2.7%	$3,348,951	$3,186,947	5.1%

Segment operating profit:
Innerwear	$149,530	$159,129	(6.0)%	$254,156	$260,548	(2.5)%
Activewear	68,779	57,508	19.6	112,372	95,795	17.3
International	81,078	76,558	5.9	173,776	153,619	13.1
Other	6,032	7,160	(15.8)	6,786	9,787	(30.7)
General corporate expenses/other	(58,793)	(55,127)	6.7	(131,053)	(108,846)	20.4
Acquisition, integration and other action-related charges	(12,609)	(25,165)	(49.9)	(33,982)	(44,782)	(24.1)
Total operating profit	$234,017	$220,063	6.3%	$382,055	$366,121	4.4%

The following tables present a reconciliation of total reported net sales to organic constant currency net sales for the quarter and six months ended June 29, 2019 and a comparison to prior year:

	Quarter Ended June 29, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$678,604	$—	$—	$678,604	(2.3)%
Activewear	448,277	—	—	448,277	10.5
International	568,863	—	(34,121)	602,984	10.5
Other	65,183	—	—	65,183	(5.7)
Total	$1,760,927	$—	$(34,121)	$1,795,048	4.6%

	Six Months Ended June 29, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$1,154,549	$—	$—	$1,154,549	(2.6)%
Activewear	853,617	—	—	853,617	13.5
International	1,215,043	17,515	(79,657)	1,277,185	14.5
Other	125,742	—	—	125,742	(5.8)
Total	$3,348,951	$17,515	$(79,657)	$3,411,093	7.0%

¹	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

On a constant currency basis, global Champion sales outside the mass channel increased 53% in the second quarter of 2019 compared to the second quarter of 2018.  Including the unfavorable foreign currency impact of $7.3 million, global Champion revenue outside the mass channel increased 51% in the quarter.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 29, 2019	December 29, 2018
Assets
Cash and cash equivalents	$257,941	$433,022
Trade accounts receivable, net	1,011,816	870,878
Inventories	2,233,760	2,054,458
Other current assets	152,925	159,231
Total current assets	3,656,442	3,517,589

Property, net	597,444	607,688
Right-of-use assets	484,168	—
Trademarks and other identifiable intangibles, net	1,541,306	1,555,381
Goodwill	1,240,853	1,241,727
Deferred tax assets	264,592	249,693
Other noncurrent assets	92,087	83,880
Total assets	$7,876,892	$7,255,958

Liabilities
Accounts payable and accrued liabilities	$1,574,169	$1,583,834
Lease liabilities	144,453	—
Notes payable	4,695	5,824
Accounts Receivable Securitization Facility	190,311	161,608
Current portion of long-term debt	156,189	278,976
Total current liabilities	2,069,817	2,030,242

Long-term debt	3,671,066	3,534,183
Lease liabilities - noncurrent	371,964	—
Pension and postretirement benefits	351,453	378,972
Other noncurrent liabilities	277,742	342,278
Total liabilities	6,742,042	6,285,675

Stockholders’ Equity	1,134,850	970,283
Total liabilities and stockholders’ equity	$7,876,892	$7,255,958

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Operating Activities:
Net income	$153,972	$140,633	$233,454	$220,042
Depreciation and amortization	32,255	33,568	64,489	65,493
Stock compensation expense	2,069	(1,713)	7,247	3,033
Other noncash items	4,818	(1,630)	14,726	(2,082)
Changes in assets and liabilities, net	(56,186)	(107,113)	(377,279)	(350,884)
Net cash from operating activities	136,928	63,745	(57,363)	(64,398)

Investing Activities:
Net capital expenditures	(32,634)	(20,502)	(57,767)	(38,800)
Acquisition of business, net of cash acquired	—	(1)	—	(334,916)
Net cash from investing activities	(32,634)	(20,503)	(57,767)	(373,716)

Financing Activities:
Cash dividends paid	(54,228)	(54,062)	(108,449)	(108,115)
Net borrowings on notes payable, debt and other	(81,700)	12,861	44,228	525,998
Net cash from financing activities	(135,928)	(41,201)	(64,221)	417,883
Effect of changes in foreign exchange rates on cash	2,178	18,990	4,282	20,176
Change in cash, cash equivalents and restricted cash	(29,456)	21,031	(175,069)	(55)
Cash, cash equivalents and restricted cash at beginning of period	310,119	400,480	455,732	421,566
Cash, cash equivalents and restricted cash at end of period	280,663	421,511	280,663	421,511
Less restricted cash at end of period	22,722	23,540	22,722	23,540
Cash and cash equivalents per balance sheet at end of period	$257,941	$397,971	$257,941	$397,971

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Gross profit, as reported under GAAP	$674,679	$659,956	$1,295,555	$1,238,877
Acquisition, integration and other action-related charges	12,598	11,083	30,290	21,836
Gross profit, as adjusted	$687,277	$671,039	$1,325,845	$1,260,713
As a % of net sales	39.0%	39.1%	39.6%	39.6%

Selling, general and administrative expenses, as reported under GAAP	$440,662	$439,893	$913,500	$872,756
Acquisition, integration and other action-related charges	(11)	(14,082)	(3,692)	(22,946)
Selling, general and administrative expenses, as adjusted	$440,651	$425,811	$909,808	$849,810
As a % of net sales	25.0%	24.8%	27.2%	26.7%

Operating profit, as reported under GAAP	$234,017	$220,063	$382,055	$366,121
Acquisition, integration and other action-related charges included in gross profit	12,598	11,083	30,290	21,836
Acquisition, integration and other action-related charges included in SG&A	11	14,082	3,692	22,946
Operating profit, as adjusted	$246,626	$245,228	$416,037	$410,903
As a % of net sales	14.0%	14.3%	12.4%	12.9%

Net income, as reported under GAAP	$153,972	$140,633	$233,454	$220,042
Action and other related charges:
Acquisition, integration and other action-related charges included in gross profit	12,598	11,083	30,290	21,836
Acquisition, integration and other action-related charges included in SG&A	11	14,082	3,692	22,946
Debt refinance charges included in other expenses	—	14	—	(36)
Tax effect on actions	(1,778)	(3,726)	(4,791)	(6,857)
Net income, as adjusted	$164,803	$162,086	$262,645	$257,931

Diluted earnings per share, as reported under GAAP	$0.42	$0.39	$0.64	$0.61
Action and other related charges	0.03	0.06	0.08	0.10
Diluted earnings per share, as adjusted	$0.45	$0.45	$0.72	$0.71

	Quarter Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Action and other related charges by category:
Supply chain actions	$12,598	$—	$30,290	$—
Hanes Europe Innerwear	—	8,455	—	17,031
Hanes Australasia	—	6,647	—	12,739
Other acquisitions and other action-related costs	11	10,063	3,692	15,012
Debt refinance charges	—	14	—	(36)
Tax effect on actions	(1,778)	(3,726)	(4,791)	(6,857)
Total action and other related charges	$10,831	$21,453	$29,191	$37,889

	Last Twelve Months
	June 29, 2019	June 30, 2018
EBITDA[1]:
Net income	$566,496	$38,787
Interest expense, net	195,063	182,361
Income tax expense	92,562	497,180
Depreciation and amortization	130,792	129,885
Total EBITDA	984,913	848,213
Total action and other related charges (excluding tax effect on actions)	69,398	178,221
Stock compensation expense	25,630	22,227
Total EBITDA, as adjusted	$1,079,941	$1,048,661

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility)	$4,017,566	$4,483,936
Notes payable	4,695	14,540
(Less) Cash and cash equivalents	(257,941)	(397,971)
Net debt	$3,764,320	$4,100,505

Net debt/EBITDA, as adjusted	3.5	3.9

1	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook1
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	September 28, 2019	December 28, 2019
Operating profit outlook, as calculated under GAAP	$264,000 to $274,000	$900,000 to $930,000
Acquisition, integration and other action-related charges	$12,000	$55,000
Operating profit outlook, as adjusted	$276,000 to $286,000	$955,000 to $985,000

Diluted earnings per share, as calculated under GAAP[2]	$ 0.49 to $0.52	$1.59 to $1.67
Acquisition, integration and other action-related charges	$0.03	$0.13
Diluted earnings per share, as adjusted	$0.52 to $0.55	$1.72 to $1.80

¹
Hanesbrands is unable to reconcile projections for net debt to EBITDA, as adjusted, as of the end of the 2019 fiscal year without unreasonable efforts, because the company cannot predict, without unreasonable effort and otherwise to a reasonable degree of certainty, the exact amount of certain items that would impact this ratio, such as debt balances, revenue, tax rates, interest expense and stock compensation expense.

2	The company expects slightly less than 366 million diluted weighted average shares outstanding for the quarter ended September 28, 2019 and the year ended December 28, 2019.